EXHIBIT 4.3

SENIOR SECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAW OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER, INCLUDING, WITHOUT LIMITATION, PURSUANT TO REGULATION S PROMULGATED UNDER SUCH SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE ISSUER WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE PAYEE UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THE ISSUER MAY BE REACHED AT 6612 E. 75TH STREET, SUITE 450, INDIANAPOLIS, INDIANA 96250, ATTENTION: PAUL MOBLEY.

Senior Secured Promissory Note Due February 7, 2025

$8,000,000.00
February 7, 2020

FOR VALUE RECEIVED, NOBLE ROMAN’S, INC., an Indiana corporation (the “Issuer”), hereby promises to pay, pursuant to the terms and conditions hereof, to Corbel Capital Partners SBIC, L.P., a Delaware limited partnership, or its registered assigns (“Payee”), the principal sum of Eight Million Dollars ($8,000,000), together with interest from the date first written above on the unpaid principal balance at the rates provided in that certain Senior Secured Promissory Note and Warrant Purchase Agreement dated as of February 7, 2020 entered into among the Issuer, the Purchasers from time to time party thereto, and Corbel Capital Partners SBIC, L.P., as the Agent for such Purchasers thereunder (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”). Initially capitalized terms used but not defined in this note (the “Note”) shall have the meanings ascribed to such terms in the Note Purchase Agreement. All computations of interest shall be in accordance with the provisions of the Note Purchase Agreement. Notwithstanding anything to the contrary contained herein, under no circumstances shall the interest rate of this Note ever be more than the maximum rate permitted under Section 4.

1. Payments of Principal and Interest. On each Interest Payment Date, commencing on February 29, 2020, and at maturity (whether on the stated Maturity Date applicable to this Note, as a result of acceleration or otherwise), the Issuer will pay interest on this Note calculated in accordance with the provisions set forth in the Note Purchase Agreement. All outstanding principal of this Note shall be due and payable on the Maturity Date applicable to this Note unless required to be paid early in accordance with the terms of the Note Purchase Agreement. Any principal or interest payment in respect of this Note which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest.

2. Note Purchase Agreement; Defaults. Reference is hereby made to the further provisions of this Note set forth in full in the Note Purchase Agreement, including, without limitation, the provisions relating to Events of Default and remedies resulting or arising therefrom, all of which provisions shall for all purposes have the same effect as if set forth in full herein.

3. Security for Payment. This Note is secured by the Collateral pursuant to the Note Documents.

4. Maximum Interest Rate. Under no circumstances shall the interest rate or rates charged hereunder, plus any other amounts paid hereunder, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that the Payee has received or charged interest hereunder in excess of the highest legally permissible interest rate, any payments with respect to such excess amount shall be deemed received on account of, and shall automatically be applied to reduce the principal balance hereof, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate applicable at the time or in the context in question. If there is no principal balance then outstanding, the Payee shall refund to the Issuer the amount of interest in excess of the maximum legally permissible rate.

5. Note Purchase Agreement. This Note is duly authorized and designated as the Issuer’s Senior Secured Promissory Note due February 7, 2025 and issued under the Note Purchase Agreement. Reference is hereby made to the Note Purchase Agreement for a statement of the respective rights, limitations, duties and obligations thereunder of the Issuer and Payee. The Note Purchase Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal of this Note prior to the maturity hereof upon the terms and conditions specified in the Note Purchase Agreement.

6. Amendments and Waivers. No failure on the part of Payee to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude further exercise thereof or the exercise of any other right or remedy hereunder.

7. Cumulative Rights. The remedies of Payee as provided herein shall be cumulative and concurrent and may be pursued successively or concurrently against the Issuer and/or the collateral securing this Note, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

8. Attorneys’ Fees. In the event of any litigation in connection with this Note, the prevailing party shall be entitled to reasonable costs, including, without limitation, attorneys’ fees.

9. Issuer’s Waivers. THE ISSUER HEREBY WAIVES NOTICE OF ACCEPTANCE HEREOF, PRESENTMENT AND DEMAND FOR PAYMENT, PROTEST AND NOTICE OF

DISHONOR OR DEFAULT, TRIAL BY JURY, AND THE RIGHT TO INTERPOSE ANY SET- OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

10. Severability. If any section or provision of this Note, or the application of such section or provision, is held invalid, the remainder of this Note and the application of such section or provision to persons or circumstances other than those to which its application is held invalid shall not be affected thereby.

11. Assignment by Payee. Payee may assign its rights under this Note as and to the extent described in the Note Purchase Agreement.

12. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its conflicts or choice of law principles.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Note as of the date first above written.

ISSUER:	NOBLE ROMAN'S, INC.,

an Indiana corporation

PAYEE:

CORBEL CAPITAL PARTNERS SBIC, L.P.,

By:
Corbel Capital Advisors SBIC, LLC, itsneral Partner
By:
Jeffrey B. Schwartz, Title: General Manager
By:
ef ey S. Serota  Title: Managing Member